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                                                                    EXHIBIT 23.2

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Onyx Software Corporation for the registration of 4,567,788 shares of its common stock and to the incorporation by reference therein of our report dated January 29, 2002, except for Note 18, as to which the date is February 14, 2002, with respect to the consolidated financial statements and schedule of Onyx Software Corporation as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.


                                                      /s/ ERNST & YOUNG LLP
Seattle, Washington
May 28, 2003